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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               SCIQUEST.COM, INC.

                            Pursuant to Section 242
                           Of the General Corporation
                          Law of the State of Delaware

     SCIQUEST.COM, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST: That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as set forth below so as to reclassify each authorized, issued and outstanding share of Class A Common Stock as Common Stock and provide for a forward stock split of each issued and outstanding share of such Common Stock:

     (a) By deleting the first paragraph of Article II in its entirety and inserting the following in lieu thereof:

               "The total number of shares which the Corporation shall have the authority to issue is Thirty Two Million (32,000,000) shares, of which Twenty One Million Seven Hundred Forty Nine Thousand Nine Hundred Eighty (21,749,980) shares shall be Common Stock, $0.001 par value per share (the "Common Stock"), Two Hundred Fifty Thousand Twenty (250,020) shares shall be Class B Common Stock, $0.001 par value per share (the "Class B Common Stock"), and Ten Million (10,000,000) shares shall be Preferred Stock, $0.001 par value per share (the "Preferred Stock").

               Each share of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding as of the record date approved by the Board of Directors of the Corporation shall be converted and reclassified into
          1.516643 shares of the Corporation's Common Stock, par value $0.001 per share, so that each share of the Corporation's Common Stock issued and outstanding as of such date is hereby converted and reclassified. No fractional interests resulting from such conversion shall be issued, but in lieu thereof, the Corporation will round the number of shares of Common Stock issuable as a result of the stock split up to the nearest whole share of Common Stock."


     (b) By deleting Section A.1 of Article II in its entirety and substituting the following in lieu thereof:
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          "A.   COMMON STOCK AND CLASS B COMMON STOCK.
                -------------------------------------

          1.  General.  All shares of the Common Stock of the Corporation issued
              -------
          between January 1, 1996 and July 30, 1996 shall be designated Class B Common Stock. Except as otherwise provided in Sections A(4) and A(5) of this Article II, the Common Stock and the Class B Common Stock have identical preferences, limitations and relative rights. The voting, dividend and liquidation rights of the holders of the Common Stock and the Class B Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series."

(i) By deleting "Class A Common Stock" where it appears in Article II beginning with Section A.2 and substituting "Common Stock" in lieu thereof.

(ii) By adding "and Class B Common Stock" to "Common Stock" where it appears in
     Article II beginning with Section A.2.

     SECOND: That the foregoing amendments of the Amended and Restated Certificate of Incorporation of the Corporation were duly authorized by written consent of the stockholders of the Corporation on November 12, 1999, after first having been declared advisable by the Board of Directors of the Corporation, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by M. Scott Andrews, its President, this 12th day of November, 1999.

                                        SCIQUEST.COM, INC.


                                        By /s/ M. Scott Andrews
                                          ---------------------------
                                          M. Scott Andrews, President